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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	David J. Coles (310) 952-1579

LEINER HEALTH PRODUCTS ENTERS FORBEARANCE AGREEMENT WITH BANKS

Lender discussions continue and operational restructuring initiatives show positive results

    CARSON, CA—July 20, 2001—Leiner Health Products today announced that it has entered into a forbearance agreement with its existing bank lenders until August 31, 2001.

    As previously announced, the company has been operating under a series of waivers as a result of covenant breaches under its bank credit agreement. The most recent waiver expired on June 27, 2001. The current agreement will automatically extend until September 28, 2001 if agreement is reached on a financial restructuring proposal by August 31, 2001.

    Robert Kaminski, Chief Executive Officer, said, "This forbearance agreement reinforces our bank lenders' ongoing support for our restructuring efforts. We are encouraged by the discussions we have been having with them and our subordinated debtholders."

    Kaminski continued, "We continue to see improvement in our business, both from a revenue and a gross margin perspective, due to our reengineering plan. We expect that these improvements will be reflected in our first quarter results, which will be released by August 14, 2001."

    Under the terms of the forbearance agreement, Leiner's bank lenders will not exercise remedies available to them during the forbearance period. The forbearance agreement requires that the company deliver to its bank lenders and their financial advisors (a) an updated business plan reflecting the results of first quarter of 2001 by July 23, 2001, (b) additional financial analyses prepared by the company's financial advisors by July 31, 2001 and (c) a restructuring proposal by August 15, 2001. If agreement is reached on a restructuring proposal by August 31, 2001, the forbearance agreement will be automatically extended until September 28, 2001. If agreement has not been reached by August 31, the forbearance agreement will terminate on that date. The forbearance agreement will also terminate if the company fails to make any payments as required thereunder or fails to remedy any other default within two business days of notice of such default. In addition, failure to deliver the any of the material noted in items (a)-(c) above will result in the company incurring a $100,000 fee to the bank lenders.

    The waivers provided for, and the forbearance agreement will continue to require through the end of the forbearance period, a one percent increase in the applicable margin and that the proceeds of any antitrust litigation be used to prepay outstanding bank debt. The forbearance agreement also requires the payment of $600,000 in forbearance fees and $700,000 as a prepayment of outstanding bank debt. Interest on the bank debt for August and September has been placed in escrow.

    Certain conditions to the waivers continue during the forbearance period including the company's agreement that (a) interest and letter of credit fees will be paid monthly instead of quarterly, (b) commitments to make further credit extensions are suspended, and (c) outstanding amounts under the bank credit agreement cannot be continued as or converted into LIBOR or banker's acceptance rate loans.

    In addition, the forbearance agreement requires that the company agree to restrictive covenants with respect to disbursements, cashflows, asset sale proceeds, severance arrangements, indebtedness and intercompany dispositions, among others and engage in a search for a Chief Operating Officer.

    Leiner said that it is continuing discussions with its bank lenders regarding a financial restructuring. The company said that the forbearance agreement offers Leiner the financial flexibility to continue its operational restructuring while a permanent financial restructuring solution is pursued.

    Leiner Health Products Inc., headquartered in Carson, California, is one of America's leading vitamin, mineral, nutritional supplement and OTC pharmaceutical manufacturers. The company markets products under several brand names, including Natures Origin™, YourLife® and Pharmacist Formula®. For more information about Leiner Health Products, visit www.leiner.com.

Forward-Looking Statement

    Certain of the statements contained in this press release (other than statements of historical fact) are forward-looking statements, including statements regarding, without limitation, the company's restructuring initiative, the company's relationship with its lenders, trends in the company's business, and the company's future liquidity requirements and capital resources.

    Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the company. There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on the company will be those anticipated by management. There can be no assurance that agreement will be reached on a financial restructuring proposal by August 31, 2001, or, if no such agreement is reached, that the forbearance agreement will be extended beyond its initial limited period. If the bank lenders or the subordinated debt holders were to accelerate maturity of amounts due under the amended credit agreement or the subordinated notes, respectively, and other long-term debt became immediately payable as a result of any such action, the company would not have sufficient funds to repay its outstanding debt, and no assurance can be given that alternative sources of sufficient financing would be available on acceptable terms, or at all. The important factors described elsewhere in this press release and in the company's Form 10-K for the fiscal year ended March 31, 2001 on file with the Securities and Exchange Commission, could affect the company's actual results and could cause such results to differ materially from estimates or expectations reflected in such forward-looking statements. In light of the factors, there can be no assurance that events anticipated by the forward-looking statements contained in this press release will in fact transpire. The company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events.

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  Exhibit 99.1